Exhibit 99.2

And One More Thing… Flagship DEAL

I am delighted to announce that we have entered into a joint venture with a group of institutional investors (“Investors”) to jointly own our portfolio of flagship high street retail assets on Upper Fifth Avenue and Times Square, which in my mind are certainly among the scarcest and most valuable in the world. Here are the portfolio statistics and deal terms:

($ in millions)
Asset Value at 100%	5,556
Asset Value at share	5,327
Economic Basis at share	2,873
Book Basis at share	2,910
Tax Basis at share	1,561
Current Deal Cash NOI at 100%	250
Current Deal Cash NOI at share	239
Cap Rate	4.5%

Common equity ownership interests before and after the deal are as follows:

	Before	After
	%	%	$ in millions
Vornado	96.4%	51.0%	1,416
Minority Partners	3.6%	1.8%	52
Investors	—	47.2%	1,310
Total	100.0%	100.0%	2,778

50% of the capital structure is common equity. 50% of the capital structure is debt and preferred equity. Vornado will provide the preferred equity in the amount of $1.828 billion for five assets. This preferred has no due date. It will have a coupon of 4.25% for the first five years, 4.75% for the next five years and thereafter at a formulaic rate. It can be redeemed under certain conditions on a tax deferred basis.

The table below shows the details of the $2.778 billion of debt and preferred equity in the joint venture’s capital structure and square footage by property:

($ in thousands, except square feet)	Capital Structure		Square Feet
Asset	Debt	Preferred Equity	Retail	Office
697-703 Fifth Avenue	450,000	—	26,000	—
689 Fifth Avenue	—	130,000	17,000	81,000
666 Fifth Avenue	—	390,000	114,000	—
655 Fifth Avenue	—	140,000	57,000	—
640 Fifth Avenue	500,000	—	69,000	246,000
1540 Broadway	—	539,000	161,000	—
1535 Broadway	—	629,000	45,000	—
	950,000	1,828,000	489,000	327,000

The transaction also includes signage at 1540 Broadway and 1535 Broadway, the parking garage at 1540 Broadway and the theatre at 1535 Broadway.

The Investors are contributing $1.310 billion of cash equity, of which the net proceeds to us are $1.198 billion as follows:

($ in millions)
Investors equity investment	1,310
Repayment of 666 Fifth Avenue loan	(390)
Repayment of 655 Fifth Avenue loan	(140)
Anticipated proceeds from 640 Fifth Avenue loan	500
Purchase of Minority Interests	(26)
Estimated Transaction Costs	(56)
Net Proceeds to Vornado	1,198

Here is a reconciliation of the $239 million Current Deal Cash NOI at share:

($ in millions)
Retail segment NOI	324
Retail NOI not included in this deal	(135)
Office and signage NOI included in this deal, reported in Office segment	50
Current Deal Cash NOI at share	239

Here is a reconciliation of estimated after-deal P&L items:

($ in millions)	Income Effect
Cash NOI transferred to Investors (239 x 45.4%)	(109)
Preferred dividend income (1,828 x 4.25% x 49% non-Vornado interests)	38
Interest expense savings (950 x 3.9% x 49% non-Vornado interests)	18
Interest income on cash proceeds (1,198 x say 2.3%)	28
Net decrease in income(16)	(25)

Vornado will be the GP and be responsible for management and leasing (sharing leasing of the retail with Crown(17)). Major decisions will be joint.

The tax gain from this transaction is estimated to be $735 million. It is premature to determine the amount of any capital gain distribution that may be made to shareholders; that determination will be made at year-end. Please remember that we have other activity and we have a $420 million Toys tax loss.

By my math, the deal is either spot on or at most $1 dilutive to our published NAV and about $7 accretive to our share price.

Obviously, the Retail guidance set forth on page 18 is now obsolete and accordingly is withdrawn.

Please see pages 42-44 of the 2018 Financial Supplement for property level details.

Michael Franco was again our quarterback here with Michael Schnitt and Tom Sanelli. Our Sullivan & Cromwell legal team was led by Arthur Adler and Ral Turbeville. The tax team was led by our Craig Stern and Frank Maiorano, Davis Wang of S&C and Lary Wolf and Ezra Dyckman of Roberts & Holland.

We are delighted with this transaction and delighted to be partnering with the Investors with whom we look forward to much future business.

(16)            The $25 million decrease results from $1.198 billion of cash assumed to earn 2.2% less than the deal cap rate. Please note that this deal becomes accretive to earnings were we to invest the cash proceeds at or greater than 5%.

(17)            Crown Acquisitions, Inc., a New York-based retail real estate specialist, is advisor to the Investors. Crown is our partner at 650 Madison Avenue and the St. Regis retail condo.